FOR: International Speedway Corporation

                         APPROVED BY: Wes Harris
                                      Director of Investor Relations
                                      (904) 947-6465

                         CONTACT:  Betsy Brod/Jonathan Schaffer
                                   Media: Merridith Ingram/Heather Fox
                                   Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE              (212) 850-5600

             INTERNATIONAL SPEEDWAY CORPORATION REPORTS
                   RECORD SECOND QUARTER RESULTS

     DAYTONA BEACH, FLORIDA   July 6, 1999   International Speedway
Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the second quarter and six months ended May 31, 1999.
     Total revenues for the 1999 second quarter increased 17% to $44.6 million compared to $38.2 million in the 1998 second quarter. Operating income for the second quarter increased 23% to $9.6 million from $7.8 million. Net income increased 13% to $6.8 million, or $0.16 per diluted share, versus $6.0 million, or $0.16 per diluted share, in the prior-year period on a 12% increase in the weighted average common shares outstanding.
     For the six-month period ended May 31, 1999, revenues grew 20% to $127.9 million from $106.5 million. Operating income increased 22% to $49.8 million, and net income rose 25% to $32.8 million, or $0.76 per diluted share, versus $26.2 million, or $0.68 per diluted share.
     During the quarter, ISC held successful events at all four of the Company's superspeedway's. The two NASCAR Winston Cup Series events during the quarter were the Transouth Financial 400 on March 21st at Darlington Raceway, and the DieHard 500 on April 25th at Talladega Superspeedway.
     "Our record results for the quarter were driven by our continued success in developing the potential of our facilities and events," said William C. France, Chairman and Chief Executive Officer of ISC. "The
DieHard 500, held at the Talladega Superspeedway, attracted a record crowd to witness Dale Earnhardt's thrilling split-second victory. The event was sold out as more than 124,000 spectators filled the stands, including an additional 16,000 grandstand seats added since last year's event. The record crowds on hand for the weekend's events saw spectacular finishes with a combined margin of victory for the three races of just 0.214 seconds.
        "In addition to the success at our existing facilities, ISC continues to make progress in the development projects we have underway.
Mass excavation continues in Kansas City and the design of the 75,000-seat superspeedway is beginning to take shape with racing at the facility targeted for 2001.
     "Continuing our efforts in Chicago, in May the Motorsports Alliance ('MSA'), which is equally owned by ISC and the Indianapolis Motor Speedway, formed a new company, Raceway Associates, with the owners of Route 66
Raceway.  Raceway Associates, which is 75% owned by MSA, now owns the Route
66 Raceway and has purchased 930 acres of land adjacent to the facility which will be used for the development of the planned 75,000-seat superspeedway. Construction is set to begin by the early fall, with racing slated for 2001.
     "ISC's coordinated efforts with the Trump Organization to enter the metro New York market continue as preliminary evaluations are underway at several sites. We remain excited about our prospects in the New York area as it represents the largest media market in the country.
     "During the quarter, ISC accelerated its external growth initiatives by reaching an agreement and announcing definitive merger plans with Penske Motorsports. Since the announcement on May 10th, we have received early termination of the waiting period under the Hart-Scott-Rodino Act, and the Joint Proxy Statement/Prospectus for the transaction has been mailed to the stockholders of Penske Motorsports and International Speedway. With these favorable developments, we now expect the transaction to be completed by July 26th, which is earlier than we previously expected. If the transaction closes on this date, we now expect the transaction to be slightly accretive to our fiscal third quarter earnings and neutral to our fourth quarter earnings. We are extremely excited about working with the Penske team as they will provide additional industry expertise at the Board, executive, and operating levels and will assist our current management team in furthering the Company's plans for existing and developing facilities."
     Mr. France concluded, "This past weekend's Pepsi 400 at Daytona was a great success. The CBS broadcast of the race marked the first time a network televised a motorsports event live during primetime. Even with approximately 13,000 seats added since last year's race, all permanent grandstand seating for the nighttime event was sold out for the second year in a row. Prior to lighting the track and rescheduling the event to the evening, the Pepsi 400 had never sold out. The race's heightened popularity 'under the lights' is a testament to our strategy of maximizing the profitability of our existing facilities and events."
     International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 80 events annually. The Company currently owns and/or operates five motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500), Talladega Superspeedway in Alabama, Phoenix International Raceway in Arizona, Darlington Raceway in South Carolina and Watkins Glen International in New York. Other track interests include the operation of Tucson (Arizona) Raceway Park, a 45% stake in Miami-Homestead Speedway, and an approximate 12% holding in Penske Motorsports, Inc. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network, and DAYTONA USA, the "Ultimate Motorsports
Attraction" in Daytona Beach, Florida, and the official attraction of NASCAR. For more information, visit the Company's website at www.iscmotorsports.com.

     Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.

                          (Tables Follow)

                 INTERNATIONAL SPEEDWAY CORPORATION
                 Consolidated Statements of Income
                            (Unaudited)
        (In thousands, except for share and per share data)

                                          Three months ended         Six months ended
                                                May 31,                    May 31,
                                           1999        1998         1999          1998
                                           ----        ----         ----          ----
REVENUES:
Admissions, net                         $ 20,665     $ 17,359     $ 58,279     $ 49,248
Motorsports related income                16,005       13,752       50,449       40,917
Food, beverage, and souvenir income        7,479        6,646       18,313       15,612
Other income                                 486          434          830          698
                                         -------      -------      -------      -------
                                          44,635       38,191      127,871      106,475

EXPENSES:

Direct race expenses:
  Nascar direct expenses                   6,645        6,192       19,449       17,284
  Motorsports related expenses            10,420        8,516       21,500       16,670
  Food, beverage, and souvenir expenses    4,126        3,639        9,365        8,108
General & administrative expenses          9,952        8,817       20,206       17,345
Depreciation & amortization                3,905        3,243        7,531        6,284
                                         -------      -------      -------      -------
                                          35,048       30,407       78,051       65,691
                                         -------      -------      -------      -------


Operating income                           9,587        7,784       49,820       40,784
Interest income                            2,627          628        4,713        1,069
Interest expense                            (628)        (128)        (925)        (441)
Equity in net income (loss) from
  equity investments                        (491)         179         (466)        (242)
Gain on sale of equity investment              0        1,245            0        1,245
                                         -------      -------      --------    --------
Income before income taxes                11,095        9,708        53,142      42,415
Provision for income taxes                 4,251        3,662        20,359      16,220
                                         -------      -------      --------    --------
Net income                              $  6,844      $ 6,046      $ 32,783    $ 26,195
                                        ========      =======      ========    ========
Basic earnings per share                $   0.16      $  0.16      $   0.76    $   0.69
                                        ========      =======      ========    ========
Diluted earnings per share              $   0.16      $  0.16      $   0.76    $   0.68
                                        ========      =======      ========    ========
Dividends per share                     $   0.06      $  0.06      $   0.06    $   0.06
                                        ========      =======      ========    ========
Basic weighted average shares
  outstanding                         42,883,332   38,212,217    42,871,220  38,208,374
                                      ==========   ==========    ==========  ==========
Diluted weighted average shares
  outstanding                         43,000,904   38,369,699    42,997,923  38,366,990
                                      ==========   ==========    ==========  ==========



                    Consolidated Balance Sheet Data
                                (In Thousands)
                             May 31,      November 30,
                              1999            1998
                           (Unaudited)
                            ----------      --------
Cash, cash equivalents and
 short-term investments       $96,625        $92,803
Current assets                114,419        108,444
Restricted investments         105,567        53,500
Total assets                   582,376       476,818
Deferred income                 68,092        62,253
Current liabilities             81,805        80,954
Long-term debt                  71,745         2,775
Shareholders' equity           397,527       366,855
                               # # #